Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SARDIS ASSET-BASED FINANCE FUND”, CHANGING ITS NAME FROM “SARDIS ASSET-BASED FINANCE FUND” TO “SARDIS CREDIT OPPORTUNITIES FUND”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2025, AT 1:55 O’CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

3510944 8100 SR# 20251528269	Authentication: 203420614 Date: 04-11-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:55 PM 04/11/2025
FILED 01:55 PM 04/11/2025
SR 20251528269 - File Number 3510944

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Sardis Asset-Based Finance Fund.

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Section 1 of Article 1 is deleted in its entirety and replaced as follows: “The name of the Trust is “Sardis Credit Opportunities Fund”.”

3.	This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of April, 2025 A.D.

By:	/s/ Terrence O. Davis
Initial Sole Trustee

Name: Terrence O. Davis
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